EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2017 Results

MCLEAN, VA, November 7, 2017: Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter ended September 30, 2017.
A reconciliation of funds from operations (“FFO”), Core FFO (“CFFO”), and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net (loss) income, to which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net (loss) income, FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, to which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the Company’s website at www.GladstoneLand.com.
Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2017	6/30/2017	($ / #)	(%)
Operating Data:
Total operating revenues	$6,564	$5,996	$568	9.5%
Total operating expenses, net of credits	(3,645)	(3,090)	(555)	18.0%
Other expenses, net	(3,166)	(2,651)	(515)	19.4%
Net (loss) income available to common stockholders and OP Unitholders	$(247)	$255	$(502)	(196.9)%
Plus: Real estate and intangible depreciation and amortization	2,051	1,599	452	28.3%
Plus: Loss on disposition of real estate asset	78	—	78	NM
FFO available to common stockholders and OP Unitholders	$1,882	$1,854	$28	1.5%
Plus: Acquisition-related expenses	22	37	(15)	(40.5)%
Plus: Acquisition-related accounting fees	47	25	22	88.0%
CFFO available to common stockholders and OP Unitholders	$1,951	$1,916	$35	1.8%
Net rent adjustment(1)	(174)	(156)	(18)	11.5%
Plus: Amortization of deferred financing costs	130	120	10	8.3%
AFFO available to common stockholders and OP Unitholders	$1,907	$1,880	$27	1.4%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	12,271,925	11,850,624	421,301	3.6%
Weighted-average OP Units outstanding(2)	1,444,435	1,449,258	(4,823)	(0.3)%
Weighted-average total shares outstanding	13,716,360	13,299,882	416,478	3.1%

Diluted net income per weighted-average total share	$(0.018)	$0.019	$(0.037)	(193.9)%
Diluted FFO per weighted-average total share	$0.137	$0.139	$(0.002)	(1.6)%
Diluted CFFO per weighted-average total share	$0.142	$0.144	$(0.002)	(1.3)%
Diluted AFFO per weighted-average total share	$0.139	$0.141	$(0.002)	(1.6)%
Cash distributions declared per total share	$0.132	$0.131	$0.001	1.2%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$447,332	$408,660	$38,672	9.5%
Total assets	$456,560	$417,020	$39,540	9.5%
Total indebtedness(4)	$325,986	$302,442	$23,544	7.8%
Total equity	$118,986	$104,476	$14,510	13.9%
Total common shares + OP Units outstanding(2)	14,712,408	13,299,882	1,412,526	10.6%

Other Data:
Cash flows from operations	$2,993	$1,933	$1,060	54.8%
Farms owned	72	65	7	10.8%
Acres owned	61,794	57,930	3,864	6.7%
Occupancy rate	100.0%	100.0%	—	—%
Farmland portfolio value	$531,664	$492,972	$38,692	7.8%
Net asset value per share	$14.15	$14.46	$(0.31)	(2.1)%

(1)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2)	There were 1,227,383 and 1,449,258 OP Units (as defined below) held by non-controlling limited partners as of September 30, 2017, and June 30, 2017, respectively.

(3)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(4)	Includes the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Term Preferred Stock.
Highlights for the Third Quarter:

*
Property Acquisitions:  Acquired 7 new farms, consisting of 3,864 total acres across 3 states, for approximately $38.2 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 4.9%; however, all of the leases on these farms contain certain provisions (e.g., revenue-sharing payments or annual rent escalations) that are expected to drive rents higher in future years.

*
Leasing Activities: Renewed the two remaining agricultural leases that were originally scheduled to expire in the second half of 2017. Each lease was renewed for an additional three years for total annualized rents of approximately $1.1 million, representing a decrease of approximately 12.5% (or approximately $163,000) from that of the prior leases. No downtime, leasing commissions, or tenant improvements, were incurred in connection with either of these renewals.

*
Project Completion: Completed the development of an almond orchard on one of our California properties (which consists of three separate farms) at a total cost of approximately $8.4 million. As a result, we expect to receive approximately $5.2 million of additional rent throughout the term of the lease on the farm, which expires in January 2031.

*
Financing Activities: Obtained an aggregate of $55.6 million of new, long-term borrowings from new and existing lenders at an expected weighted-average effective interest rate of 3.72%. On a weighted-average basis, these rates are fixed for the next 8.9 years.

*	Equity Activities:

◦
Follow-on Common Stock Offering: Completed an overnight common stock offering (the “September 2017 Offering”), issuing a total of 1,150,000 new shares for gross proceeds of approximately $14.1 million and net proceeds of approximately $13.4 million.

◦	ATM Program: Issued and sold 434,401 shares of common stock under our ATM Program for gross proceeds of approximately $5.6 million and net proceeds of approximately $5.5 million.

*
Increased and Paid Distributions: Increased our distribution run rate by 1.1%, declaring monthly cash distributions of $0.044 per share of common stock (including outstanding units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) that are held outside of the Company) for each of July, August, and September 2017.

Q3 2017 Results:  Net loss for the quarter was approximately $(247,000), or $(0.02) per share, compared to net income of approximately $255,000, or $0.02 per share, in the prior quarter.  AFFO for the quarter was approximately $1.9 million, or $0.14 per share, and increased by 1.4% from the prior quarter, primarily due to additional rental income recorded as a result of recent acquisitions, partially offset by an increase in the amount of related-party fees recorded during the current quarter. AFFO per share decreased by 1.6% from the prior quarter, primarily due to the additional shares issued in connection with the September 2017 Offering, the proceeds of which have not yet been fully reinvested into new acquisitions. Our core operating expenses (which we define as our total operating expenses, less depreciation and amortization expense, acquisition-related expenses, and certain other one-time expenses) increased by approximately $171,000 from the prior quarter, driven primarily by increases in related-party fees. The aggregate amount of fees recorded as due to our adviser and administrator increased by approximately $169,000 from the prior quarter, the majority of which was due to a higher performance-based incentive fee earned by our adviser during the current quarter (driven by an increase in rental income as a result of recent acquisitions). Excluding related-party fees, our core operating expenses remained relatively flat from the prior quarter. Our NAV per share decreased by $0.31 from the prior quarter to $14.15 at September 30, 2017, primarily due to the dilutive effect of the September 2017 Offering.
Subsequent to September 30, 2017:

*	Property Acquisition: Acquired a 1,280-acre farm in Baca County, Colorado, for $0.9 million at an initial net capitalization rate of 5.8%.

*	Financing Activities: Obtained $540,000 of new, long-term borrowings from a new lender at an annual interest rate of 4.59%, which is fixed for the next 5 years.

*	Equity Activity: Issued and sold 31,038 shares of common stock under our ATM Program for gross proceeds of approximately $416,000 and net proceeds of approximately $409,000.

*
Increased Distributions:  Increased our distribution run rate by 0.2%, declaring monthly cash distributions of $0.0441 per share of common stock (including OP Units held outside of the Company) for each of October, November, and December 2017.  This marks our eighth distribution increase over the past 34 months, during which time we’ve increased the distribution run rate by a total of 47.0%.

Comments from David Gladstone, President and CEO of the Gladstone Land:  “This year is shaping up to be our strongest year yet. We have already added $123 million of new farms to our holdings this year, and we have several more farms in our backlog that we hope to acquire before the year ends. Our team continues to be successful at finding high-quality farms that are expected to produce steady income that will be used to pay distributions to our shareholders. We recently increased our distributions for the fourth time this year for a total increase in the per-share run rate of 6.9% during the year. When we get a large amount of cash in from an offering, we work hard to try to put the money to work as quickly as we can so as to prevent per-share dilution. However, we remain subject to market conditions and availability of quality acquisition opportunities that meet our strict investment criteria, so it sometimes takes longer than we like. We have recently completed several new farm purchases that we are excited about, though, and we expect you will see a more substantial increase in revenues for the next quarter. Our goal is to frequently increase our distributions so as to stay ahead of inflation. We hope you will dial in and listen to our quarterly conference call tomorrow morning."
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, November 8, 2017, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through December 8, 2017.  To hear the replay, please dial (855) 859-2056, and use playback conference number 56276478.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website through January 8, 2018.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company reports the current fair value of its farmland on a quarterly basis; as of September 30, 2017, the estimated net asset value of the Company was $14.15 per share.  Gladstone Land currently owns 73 farms, comprised of 63,074 acres in 9 different states across the U.S., valued at approximately $533 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 57 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.0441 per month, or $0.5292 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.

•	Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.

•	Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$118,986
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(447,332)
Plus: estimated fair value of real estate holdings(2)	531,664
Net fair value adjustment for real estate holdings		84,332
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	320,886
Less: fair value of aggregate long-term indebtedness(3)(4)	(316,086)
Net fair value adjustment for long-term indebtedness		4,800
Estimated NAV		$208,118

Total shares outstanding(5)		14,712,408

Estimated NAV per share		$14.15

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Term Preferred Stock was valued based on its closing stock price as of September 30, 2017.

(5)	Includes 13,485,025 shares of common stock and 1,227,383 OP Units held by non-controlling limited partners (representing 8.3% of all OP Units issued and outstanding as of September 30, 2017).
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017, its Form 10-Q for the three months ended September 30, 2017, as filed with the SEC on November 7, 2017, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893